UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 9, 2009

CREDO Petroleum Corporation

(Exact name of registrant as specified in its charter)

Colorado	0-8877	84-0772991
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1801 Broadway, Suite 900 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 297-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On April 9, 2009, Marlis E. Smith, Jr., age 48, was appointed to the Credo Petroleum Corporation Board of Directors to serve in the newly-created Class I seat.  Mr. Smith has twenty five years experience as an oil and gas producer.  As President of SmithCo Properties, Inc. since 1987, and as Managing Partner of Smith/Drummond Holdings, LLP, Mr. Smith owns interests in hundreds of oil and gas wells throughout the Mid-Continent and Rocky Mountain regions of the United States.  Prior to 1987, Mr. Smith arranged Wyoming drilling deals for Denver-based Four-Ten Exploration.  Mr. Smith received his Bachelor of Arts from Rice University and his Masters in Business Administration from the University of Denver.  Over the past ten years, Mr. Smith has participated as an independent third party working interest owner in numerous oil and gas wells operated by Credo.  During Credo’s fiscal year ended October 31, 2008, Mr. Smith owned interests in forty six such wells.  During that period, he received approximately $771,000 in oil and gas revenues and paid approximately $338,000 in operating expenses related to such interests.  He also owns interests in numerous wells operated by third parties in which Credo also owns an interest.  Mr. Smith has not been appointed to serve on any committee of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREDO PETROLEUM CORPORATION
(Registrant)

Date: April 14, 2009	By:	/s/ Alford B. Neely
Alford B. Neely
Vice President & CFO